                                 EXHIBIT 2.4(a)

        Amended and Restated Share Purchase Agreement dated June 6, 1996, regarding acquisition of Mitre plc
            (conformed copy including all amendments through closing)



           The exhibits and schedules to the Stock Purchase Agreement, which are identified therein, have been omitted from this Exhibit 2.4(a)
pursuant to Item 601 of Regulation S-K. Exhibits 2.4(b) through (e) to this
     Form 8-K, however, contain conformed copies of the omitted exhibits.
             The registrant undertakes to furnish supplementally
          a copy of any of such omitted exhibits or schedules to the
               Securities and Exchange Commission upon request.

                                                 CONFORMED COPY
                                                 (including all
                                                 amendments through
                                                 September 3, 1996)



                              AMENDED AND RESTATED
                            SHARE PURCHASE AGREEMENT

                                      dated

                                  June 6, 1996

                                      among

                                SITEL CORPORATION

                                       and

                          THE SHAREHOLDERS OF MITRE PLC

                        Relating to the Purchase and Sale

                                       of

                         100% of the Ordinary Shares of

                                    MITRE PLC

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                                                                            ----

                                TABLE OF CONTENTS





                                    ARTICLE 1
                                   DEFINITIONS

          1.1  Definitions . . . . . . . . . . . . . . . . . . . . . . . . .   1


                                    ARTICLE 2
                                PURCHASE AND SALE

          2.1  Purchase and Sale . . . . . . . . . . . . . . . . . . . . . .   6
          2.2  Completion. . . . . . . . . . . . . . . . . . . . . . . . . .   6
          2.3  Legending of Securities . . . . . . . . . . . . . . . . . . .   8
          2.4  Escrow Account. . . . . . . . . . . . . . . . . . . . . . . .   8


                                    ARTICLE 3
                            WARRANTIES OF THE SELLERS

          3.1  Corporate Existence and Power . . . . . . . . . . . . . . . .   9
          3.2  Authorization . . . . . . . . . . . . . . . . . . . . . . . .   9
          3.3  Governmental Authorization. . . . . . . . . . . . . . . . . .   9
          3.4  Non-Contravention . . . . . . . . . . . . . . . . . . . . . .   9
          3.5  Capitalization. . . . . . . . . . . . . . . . . . . . . . . .  10
          3.6  Ownership of Shares . . . . . . . . . . . . . . . . . . . . .  10
          3.7  Subsidiaries and Joint Ventures . . . . . . . . . . . . . . .  10
          3.8  Financial Statements. . . . . . . . . . . . . . . . . . . . .  11
          3.9  Absence of Certain Changes. . . . . . . . . . . . . . . . . .  11
          3.10 No Undisclosed Material Liabilities . . . . . . . . . . . . .  13
          3.11 Related Party Transactions. . . . . . . . . . . . . . . . . .  13
          3.12 Contracts with Clients. . . . . . . . . . . . . . . . . . . .  13
          3.13 Other Material Contracts. . . . . . . . . . . . . . . . . . .  14
          3.14 Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .  15
          3.15 Compliance with Laws and Court Orders; No Defaults. . . . . .  15

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          3.16 Properties. . . . . . . . . . . . . . . . . . . . . . . . . .  16
          3.17 Intellectual Property . . . . . . . . . . . . . . . . . . . .  19
          3.18 Insurance Coverage. . . . . . . . . . . . . . . . . . . . . .  19
          3.19 Licenses and Permits. . . . . . . . . . . . . . . . . . . . .  20
          3.20 Finders' Fees . . . . . . . . . . . . . . . . . . . . . . . .  20
          3.21 Environmental Matters . . . . . . . . . . . . . . . . . . . .  20
          3.22 Compliance with Environmental Permits and Environmental
               Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
          3.23 Environmental Audit . . . . . . . . . . . . . . . . . . . . .  22
          3.24 Sellers' Investment Purposes. . . . . . . . . . . . . . . . .  22
          3.25 Competition and Fair Trading Laws . . . . . . . . . . . . . .  22
          3.26 Records and Software. . . . . . . . . . . . . . . . . . . . .  23
          3.27 Business Contracts. . . . . . . . . . . . . . . . . . . . . .  23


                                    ARTICLE 4
                               WARRANTIES OF BUYER

          4.1  Corporate Existence and Power . . . . . . . . . . . . . . . .  23
          4.2  Corporate Authorization . . . . . . . . . . . . . . . . . . .  23
          4.3  Governmental Authorization. . . . . . . . . . . . . . . . . .  24
          4.4  Non-Contravention . . . . . . . . . . . . . . . . . . . . . .  24
          4.5  Buyer Stock . . . . . . . . . . . . . . . . . . . . . . . . .  24
          4.6  Buyer's SEC Reports . . . . . . . . . . . . . . . . . . . . .  24
          4.7  Finders' Fees . . . . . . . . . . . . . . . . . . . . . . . .  25


                                    ARTICLE 5
                              COVENANTS OF SELLERS

          5.1  Conduct of the Company. . . . . . . . . . . . . . . . . . . .  25
          5.2  Contracts . . . . . . . . . . . . . . . . . . . . . . . . . .  27
          5.3  Access to Information . . . . . . . . . . . . . . . . . . . .  27
          5.4  Notices of Certain Events . . . . . . . . . . . . . . . . . .  28
          5.5  Certain Actions . . . . . . . . . . . . . . . . . . . . . . .  29
          5.6  Cooperation in Preparing Buyer Proxy Statement. . . . . . . .  29
          5.7  Preferred Shares. . . . . . . . . . . . . . . . . . . . . . .  29
          5.8  Reconciliation of Financial Statements. . . . . . . . . . . .  29
          5.9  Required Consents of Accountants. . . . . . . . . . . . . . .  29
          5.10 Termination of Shareholder Agreements . . . . . . . . . . . .  30

                                                                            Page
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          5.11 Stay Bonus Arrangements . . . . . . . . . . . . . . . . . . .  30
          5.12 Restrictions on Sale. . . . . . . . . . . . . . . . . . . . .  30
          5.13 Assignment of Lease . . . . . . . . . . . . . . . . . . . . .  30
          5.14 Translation of Documents. . . . . . . . . . . . . . . . . . .  30

                                    ARTICLE 6
                               COVENANTS OF BUYER

          6.1  Stockholder Meeting; Proxy Material . . . . . . . . . . . . .  30
          6.2  Access To Records . . . . . . . . . . . . . . . . . . . . . .  31
          6.3  Designation of Director . . . . . . . . . . . . . . . . . . .  31
          6.4  Auditors of the Group . . . . . . . . . . . . . . . . . . . .  31

                                    ARTICLE 7
                         COVENANTS OF BUYER AND SELLERS

          7.1  Best Efforts. . . . . . . . . . . . . . . . . . . . . . . . .  32
          7.2  Certain Filings . . . . . . . . . . . . . . . . . . . . . . .  32
          7.3  Public Announcements. . . . . . . . . . . . . . . . . . . . .  32
          7.4  Restrictions on Sellers . . . . . . . . . . . . . . . . . . .  32
          7.5  HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . .  33


                                    ARTICLE 8
                        DIRECTORS, EMPLOYEES AND PENSIONS

          8.1  Directors, Employees and Pensions . . . . . . . . . . . . . .  33


                                    ARTICLE 9
                            CONDITIONS TO COMPLETION

          9.1  Conditions to Obligations of Buyer and Sellers. . . . . . . .  36
          9.2  Conditions to Obligation of Buyer . . . . . . . . . . . . . .  37
          9.3  Conditions to Obligation of Sellers . . . . . . . . . . . . .  38
          9.4  Reasonable Efforts to Fulfill Conditions to Completion. . . .  39

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                                   ARTICLE 10
                            SURVIVAL; INDEMNIFICATION

          10.1 Limitations . . . . . . . . . . . . . . . . . . . . . . . . .  39
          10.2 Sellers' Liability. . . . . . . . . . . . . . . . . . . . . .  43
          10.3 Procedures; Remedies Cumulative . . . . . . . . . . . . . . .  43


                                   ARTICLE 11
                                   TERMINATION

          11.1 Grounds for Termination . . . . . . . . . . . . . . . . . . .  44
          11.2 Effect of Termination . . . . . . . . . . . . . . . . . . . .  45


                                   ARTICLE 12
                                  MISCELLANEOUS

          12.1 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
          12.2 Amendments and Waivers. . . . . . . . . . . . . . . . . . . .  47
          12.3 Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . .  47
          12.4 Successors and Assigns. . . . . . . . . . . . . . . . . . . .  48
          12.5 Governing Law . . . . . . . . . . . . . . . . . . . . . . . .  48
          12.6 Counterparts; Third Party Beneficiaries . . . . . . . . . . .  48
          12.7 Entire Agreement. . . . . . . . . . . . . . . . . . . . . . .  48
          12.8 Restrictive Trade Practices Act . . . . . . . . . . . . . . .  48
          12.9 Seller Representative . . . . . . . . . . . . . . . . . . . .  49
          12.10 Interpretation.. . . . . . . . . . . . . . . . . . . . . . .  49

                                    EXHIBITS

Exhibit A      Form of Registration Rights Agreement
Exhibit B      Form of Escrow Agreement
Exhibit C      Form of Investor Letter
Exhibit D      Form of Tax Covenant

                                    SCHEDULES

Schedule 2.1   Sellers
Schedule 3.7   Subsidiaries
Schedule 3.16  Properties

                              AMENDED AND RESTATED
                            SHARE PURCHASE AGREEMENT

            Amended and Restated Share Purchase Agreement (the "Agreement") dated June 6, 1996 among Sitel Corporation, a Minnesota corporation ("Buyer"), and the shareholders of Mitre plc, an English public limited company (the "Company") whose names and addresses are set out in Schedule 2.1 hereto (the "Sellers").

            The parties hereto agree as follows:


                                    ARTICLE 1
                                   DEFINITIONS

          1.1 DEFINITIONS. (a) The following terms, as used herein, have the following meanings:

          "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

          "BALANCE SHEET" means the audited balance sheet of the Company and the Subsidiaries as of December 31, 1995.

          "BALANCE SHEET DATE" means December 31, 1995.

          "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which commercial banks in London are authorized by law to close.

          "BUYER PROXY STATEMENT" means the proxy or information statement required to be filed by Buyer with the SEC in connection with the purchase of the Shares and the issuance of Buyer Stock.

          "BUYER STOCK" means the common stock, par value $.001 per share, of Buyer.

          "COMPANY PREFERRED SHARES" means the 350,000 redeemable preference shares of L1 each in the capital of the Company.

          "COMPLETION DATE" means the date of the Completion.

          "COMPANIES ACT" means the Companies Act 1985 as amended by the Companies Act 1989.

          "COMPANY SHARES" means the ordinary shares of the Company.

          "CONTROL" shall have the same meaning as in Section 840 Taxes Act.

          "DISCLOSURE LETTER" means the letter of today's date from the Seller Representative on behalf of the Sellers to the Buyer.

          "ENVIRONMENTAL LAWS" means the following:

          (a) all European Union, national, state or local statutes, codes, guidelines or other laws or legislation concerning health, safety or Environmental Matters which are applicable to the business of any Group Company or to the Properties and all rules, regulations, ordinances, orders, notices and directives made thereunder having the force of law;

          (b) judicial interpretation and administrative interpretation having the force of law of each of the foregoing.

          "ENVIRONMENTAL MATTERS" means in relation to the business of any Group Company and the Properties all matters related to pollution or protection of the environment including though not limited to noise, emissions, discharges and releases of any substances or energy into air, water (including underground water and the sea), sewage systems and land (or a combination of these); the environmental aspects of the manufacture, processing, distribution, use, treatment, storage, disposal, transport and handling of any substances or form of energy; and matters related to the health and safety of the employees of the Group Company or any other person.

          "ENVIRONMENTAL PERMITS" means the permits, consents, licenses, certificates and other authorizations and approvals required under the Environmental Laws to be obtained in connection with the use of the Properties or the conduct of the business of each Group Company.

          "ESCROW AGENT" shall have the meaning given to it in the Escrow Agreement.

          "ESCROW AGREEMENT" means the Escrow Agreement to be executed by the Buyer and the Sellers, in substantially the form attached as Exhibit B hereto.

          "EXPIRATION DATE" shall have the meaning given to it in the Escrow Agreement.

          "FINANCIAL STATEMENTS" means the consolidated audited accounts of the Company and the Subsidiaries for the financial year ended on the Balance Sheet Date including the auditors' and directors' reports, the consolidated balance sheet, the consolidated profit and loss account and the notes to them.

          "GROUP" means the Company and the Subsidiaries.

          "GROUP COMPANY" means the Company or any other member of the Group.

          "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "INTELLECTUAL PROPERTY RIGHT" means any trademark, service mark, trade name, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

          "INVESTOR LETTER" means the Investor Letter to be executed by each Seller and delivered to Buyer, in substantially the form attached as Exhibit C hereto.

          "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

          "MANAGEMENT ACCOUNTS" means the unaudited management accounts of the Company and its principal trading Subsidiaries for the period from January 1, 1996 to April 30, 1996.

          "MATERIAL ADVERSE EFFECT" means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets, results of operations or prospects of such Person and its subsidiaries, if any, taken as a whole.

          "MERIT PREFERENCE SHARES" means the 700,000 Cumulative

Redeemable 8% Preference Shares of L1 each in the capital of Merit Direct Limited and any and all preference shares in the capital of Merit Communications NV.

          "1933 ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "1934 ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "PERMITTED TRANSFEREE" has the meaning given to it in the Registration Rights Agreement.

          "PERSON" means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "PROPERTIES" means the real property and all interests therein held by any Group Company brief details of which are set out at Schedule 3.16 and any part thereof.

          "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement to be dated as of the Completion Date between Buyer and Sellers, in substantially the form attached as Exhibit A hereto.

          "SEC" means the Securities and Exchange Commission.

          "SELLER REPRESENTATIVE" means Henk Kruithof, or any other Seller (i) who is designated by Sellers holding a majority in value of the Buyer Stock as of the date of such designation and (ii) who is identified to Buyer in a written notice signed by all Sellers as being the new Seller Representative.

          "SHARES" means ordinary 10p shares in the capital of the Company.

          "SUBSIDIARIES" means the companies details of which are set out in Part a of Schedule 3.7.

          "SUBSIDIARY" and "SUBSIDIARIES" shall be construed in accordance with sections 736 and 736A of the Companies Act.

          "SUBSIDIARY UNDERTAKING" shall be construed in accordance with section 258 of the Companies Act.

          "TAX" and "TAX AUTHORITY" have the meanings given to them in the Tax Covenant.

          "TAX COVENANT" means the Tax Covenant to be executed by the Covenantors (as defined therein) and the Buyer, in substantially the form attached as Exhibit D hereto.

          "TAXES ACT" means the Income and Corporation Taxes Act 1988.

          "WARRANTIES" means the representations and warranties on the part of Sellers set out in Articles 3 and 8.

          (b) Each of the following terms is defined in the Section set forth opposite such term:

          Term                                              Section
          ----                                              -------
          Act                                               12.8
          Actual Knowledge                                  9.2
          Agreement                                         Preamble
          Buyer                                             Preamble
          Buyer's SEC Documents                             4.6
          Buyer Stockholder Approvals                       6.1
          Buyer Stockholder Meeting                         6.1
          Client Contract                                   3.12
          Company                                           Preamble
          Company Intellectual Property Rights              3.17(b)
          Company Securities                                3.5(b)
          Competing Business                                7.4
          Completion                                        2.2
          ERISA                                             8.1(h)
          Escrow Agent                                      2.2(d)
          Escrow Agreement                                  2.2(d)
          Indemnified Party                                 10.3
          Indemnifying Party                                10.3
          Pension Scheme                                    8.1(h)
          Planning Legislation                              3.16(l)
          Permits                                           3.19
          RTPA Agreement                                    12.8
          Sellers                                           Preamble
          Subsidiary Securities                             3.7(b)

          (c) Any reference to a document "in the agreed form" is to the form of the relevant document agreed between the parties and for the purposes of identification initialled by each of them or on their behalf (in each case with such amendments as may be agreed by or on behalf of the parties.)


                                    ARTICLE 2
                                PURCHASE AND SALE

          2.1 PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement, (a) each Seller agrees to sell to Buyer with full title guarantee and Buyer agrees to purchase from such Seller, the number of Shares set forth opposite such Seller's name on Schedule 2.1 under the heading "Number of Company Shares" in exchange for the number of shares of Buyer Stock set forth opposite such Seller's name on Schedule 2.1 under the heading "Purchase Consideration".

          2.2 COMPLETION. (a) The completion (the "Completion") of the purchase and sale shall take place at the offices of Davis Polk & Wardwell, 1 Frederick's Place, London, England as soon as possible, but in no event later than 10 Business Days, after satisfaction of the conditions set forth in Article 9 hereof, or at such other time or place as Buyer and the Seller Representative may agree. The events contained in the following provisions of this Article 2 shall take place at the Completion:

          (b)  The Sellers shall deliver (or cause to be delivered) to the
Buyer:

               (i) in respect of each of the Sellers, a duly executed transfer into the name of the Buyer or its nominee in respect of the number of Shares set out opposite that Seller's name in Schedule 2.1, together with the relative share certificates therefor;

               (ii) share certificates in respect of all the issued shares in the capital of each of the Subsidiaries, together with duly executed transfers into the name of the Buyer or its nominee in respect of any shares in such Subsidiaries not held in the name of a Group Company;

               (iii) an original of the Tax Covenant duly executed by the Sellers;

               (iv) the Certificates of Incorporation, Common Seal, Share Register and Share Certificate Book (with any unissued share certificates) and all minute books and other statutory books (which shall be written-up to but not including Completion) of the Company and of each Group Company; and

               (v) all such other documents (including any necessary waivers of pre-emption rights or other consents) as may be required to enable the Buyer and/or its nominees to be registered as the holder(s) of the Shares.

          (c) The Sellers shall procure that resolutions of the boards of directors of each Group Company are passed by which the following business is transacted:

               (i) the registration (subject to their being duly stamped) of the transfers in respect of the Shares referred to in clause (b) of this
     Section 2.2 is approved; and

               (ii) such persons as are nominated by the Buyer are appointed as directors and/or secretary of each Group Company.

          (d)  The Buyer shall:

               (i) deliver to each Seller one or more certificates for the shares of Buyer Stock to be issued to such Seller subject to clause (ii) of this Section 2.2(d) in accordance with Article 2.1, registered in the name of such Seller;

               (ii) deliver to the Escrow Agent one or more certificates for such number of shares of Buyer Stock, with respect to each Seller, as represents 10% of the number of shares of Buyer Stock set forth opposite such Seller's name on Schedule 2.1, for deposit pursuant to an Escrow Agreement in substantially the form attached as Exhibit B hereto (the "Escrow Agreement").

               (iii) deliver to the Sellers an original of the Tax Covenant duly executed as a deed by the Buyer;

          (e) If the Sellers or any of them fail or are unable to perform any material obligation required to be performed by the Sellers or any of them pursuant to Article 2.2 by November 30, 1996, the Buyer shall not be obliged to complete the sale and purchase of the Shares and may, in its absolute discretion, by written notice to the Sellers:

               (i) rescind this Agreement without liability on the part of the Buyer; or

               (ii) elect to proceed with the Completion on that date, to the extent that the Sellers are ready, able and willing to do so, and specify a later date on which the Sellers shall be obliged to complete the outstanding obligations of the Sellers PROVIDED THAT in such event the Sellers shall not incur any liability to the Buyer if Sellers shall perform their obligations by the said later date; or

               (iii) elect to defer the Completion by not more than thirty (30) Business Days to such other date as it may specify in such notice, in which event the provisions of this Section 2.2 shall apply, mutatis mutandis, if the Sellers fail or are unable to perform any such obligations on such other date, but the Sellers shall not incur any further liability to the Buyer as a result thereof.

          2.3 LEGENDING OF SECURITIES. Each certificate representing shares of Buyer Stock to be issued pursuant to this Agreement shall bear the legend set forth in paragraph (5) of Exhibit C.

          2.4 ESCROW ACCOUNT. Sellers agree that, notwithstanding any investigation of the business of the Company made by or on behalf of Buyer, at the Completion 10% of the shares of Buyer Stock shall be delivered by Buyer to the Escrow Agent for deposit in accordance with the terms of the Escrow Agreement. All shares of Buyer Stock deposited with the Escrow Agent shall be applied by the Escrow Agent in accordance with the terms of the Escrow Agreement to pay to Buyer any amounts owing to Buyer under this Agreement. Any shares of Buyer Stock remaining on deposit with the Escrow Agent on the Expiration Date shall be distributed by the Escrow Agent to Sellers, except as otherwise provided in the Escrow Agreement.

                                    ARTICLE 3
                            WARRANTIES OF THE SELLERS

          Subject to the provisions of Article 10 of this Agreement, each Seller warrants to Buyer as to itself and as to the Company, as of the date hereof and as at the Completion Date that:

          3.1 CORPORATE EXISTENCE AND POWER. The Company is a public limited company validly existing under the laws of England and Wales and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company. There are attached to the Disclosure Letter true and complete copies of the memorandum and articles of association of the Company as currently in effect.

          3.2 AUTHORIZATION. As to each Seller, (i) the execution, delivery and performance by such Seller of this Agreement are within such Seller's power, authority and legal right and (ii) this Agreement constitutes a valid and binding agreement of such Seller enforceable in accordance with its terms, except as (A) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (B) the availability of equitable remedies may be limited by equitable principles of general applicability.

          3.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by the Company and Sellers of this Agreement require no action by or in respect of, or filing with, any governmental body, agency or official other than compliance with any applicable requirements of the HSR Act and the waiver by the Panel on Takeovers and Mergers of the City Code on Takeovers and Mergers.

          3.4 NON-CONTRAVENTION. The execution, delivery and performance of this Agreement by the Company and Sellers do not and will not (A) violate the memorandum and articles of association of the Company,(B) assuming compliance with the matters referred to in Section 3.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree,(C) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any Seller or to a loss of any benefit to which the Company or any Seller is entitled under, any agreement or other instrument binding upon the Company or any Seller or any license, franchise, permit or other similar authorization held by the Company or any Seller or (D) result in the creation or imposition of any Lien on any asset of the Company or any Seller.

          3.5 CAPITALIZATION. (a) The authorized capital of the Company consists of 15,000,000 Shares, of which 13,595,140 Shares are issued and 350,000 Company Preferred Shares, of which 350,000 Company Preferred Shares are issued and 444,000 Redeemable Preference Shares of L1 each all of which have been redeemed. The name of each Seller and the number of Shares owned by such Seller are set forth on Schedule 2.1.

          (b) All issued shares of the Company have been duly issued and are fully paid. Except as disclosed in Schedule 2.1, there are no issued (A) shares or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable for shares or voting securities of the Company or (C) options or other rights to acquire from the Company or other obligation of the Company to issue, any shares, voting securities or securities convertible into or exchangeable for shares or voting securities of the Company (the items in clauses (A), (B) and (C) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company to issue, repurchase, redeem or otherwise acquire, or make any payment in respect of, any Company Securities.

          3.6 OWNERSHIP OF SHARES. Each Seller is the sole legal and beneficial owner of the number of Shares set forth opposite such Seller's name on Schedule 2.1, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Shares), and will transfer and deliver to Buyer at the Completion valid title to such Shares free and clear of any Lien and any such limitation or restriction.

          3.7 SUBSIDIARIES AND JOINT VENTURES. (a) All subsidiaries of the Company are listed on Schedule 3.7. Each Subsidiary is duly incorporated under the laws of its jurisdiction of incorporation, has all corporate or other powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, is duly qualified to do business as a foreign corporation or other entity in each jurisdiction where such qualification is necessary.

          (b) All of the issued shares of, or other voting securities in, each Subsidiary, are owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares or other voting securities). There are no issued (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares or other voting securities in any Subsidiary or (ii) options or other rights to acquire from the Company or any Subsidiary, or other obligation of the Company or any Subsidiary to issue, any shares or other voting securities in, or any securities convertible into or exchangeable for any shares or other voting securities in, any Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the "Subsidiary Securities"). Save in respect of the Merit Preference Shares, there are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares in any Subsidiary.

          3.8 FINANCIAL STATEMENTS. (a) The Financial Statements present fairly, in all material respects, the consolidated financial position of the Company and the Subsidiaries as of the Balance Sheet Date thereof and their consolidated results of operations and changes in consolidated financial position for the periods then ended in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis.

          (b) MANAGEMENT ACCOUNTS. The Management Accounts are unaudited but have been prepared in good faith, and are not materially inaccurate in the context of the Group as a whole.

          3.9 ABSENCE OF CERTAIN CHANGES. Except as set forth in the Disclosure Letter and except as contemplated by this Agreement, since the Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and since that date there has not been:

               (i) as far as the Sellers are aware, any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to have a Material Adverse Effect on the Company;

               (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares or other securities of, the Company or any Subsidiary;

               (iii) any amendment of any term of any outstanding security of the Company or any Subsidiary;

               (iv)   any incurrence, assumption or guarantee by the

     Company or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business consistent with past practices;

               (v) any creation or assumption by the Company or any Subsidiary of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

               (vi) any making of any loan, advance or capital contributions to or investment in any Person, other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

               (vii) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company;

               (viii) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, material to the Company and the Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

               (ix) any change in any method of accounting or accounting practice by the Company or any Subsidiary;

               (x) any (A) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer or employee of the Company or any Subsidiary (or any amendment to any such existing agreement),(B) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary or (C)change in compensation or other benefits payable to any director, officer or employee of the Company or any Subsidiary pursuant to any severance or retirement plans or policies thereof, in any case having a value in excess of L30,000; or

               (xi) any labor dispute, other than routine individual grievances and disputes not affecting a material number or category of employees, or any activity or proceeding by a trade union or representative thereof to organize any employees of the Company or any Subsidiary, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company or any Subsidiary.

          3.10 NO UNDISCLOSED MATERIAL LIABILITIES.   There are no liabilities
of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

               (i) liabilities provided for in the Balance Sheet or disclosed in the notes thereto;

               (ii) liabilities provided for or disclosed in the Management Accounts;

               (iii)  liabilities disclosed in the Disclosure Letter; and

               (iv) other undisclosed liabilities which, individually or in the aggregate, are not material to the Company and the Subsidiaries, taken as a whole.

          3.11 RELATED PARTY TRANSACTIONS. The Disclosure Letter contains a complete list of all amounts greater than L20,000 owed by or to the Company on the Balance Sheet Date in respect of any contract, arrangement or transaction between (a) a Seller and the Company or (b) any Affiliate of such Seller, any relative of such Seller or any known Affiliate of any relative of such Seller and the Company. Since the Balance Sheet Date, there has not been any accrual of liability in an amount greater than L20,000 by the Company to such Seller, any of its Affiliates, any relative of such Seller or any Affiliate of any relative of such Seller or other transaction between the Company and such Seller and any of such Seller's Affiliates, any relative of such Seller or any Affiliate of any relative of such Seller.

          3.12 CONTRACTS WITH CLIENTS. The Company has previously delivered to the Chief Financial Officer of Buyer a schedule setting forth each contract or agreement, and all amendments thereto, and the fee arrangements thereunder (whether payable on a retainer basis, based on performance or otherwise), in effect on the date hereof relating to the Company's rendering of services to its clients or customers in respect of which the Sellers believe (but do not warrant) that the total amount invoiced to the client or customer by the Company and/or the Subsidiaries in the calendar year 1996 will be in excess of L1 million exclusive of Value Added Tax (the "Client Contracts"). The Company and the Subsidiaries are in material compliance with the terms of each Client Contract, and each Client Contract is in full force and effect with respect to the applicable client or customer. Neither the Company nor any Subsidiary nor any Seller has received any notice (whether formal or informal) that any client or customer desires to terminate or not renew any Client Contract, and neither the Company nor any Subsidiary nor any Seller has any reason to believe that any client or customer will seek to terminate any Client Contract. There are no other terms, oral or otherwise, that modify the terms of any Client Contract in any way that could materially and adversely affect the value to Buyer of such Client Contract. No Client Contract requires consent, notification or other action to remain in full force and effect following completion.

          3.13 OTHER MATERIAL CONTRACTS. (a) Except as set forth in the Disclosure Letter or Schedule 3.16 and except for the contracts and agreements referred to in Section 3.12, neither the Company nor any Subsidiary, nor, in the case of clause (vii) of this Section 3.13(a), any Seller is a party to or bound by:

               (i) any lease of real or personal property providing for annual rentals of L50,000 or more;

               (ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments by the Company and the Subsidiaries of L50,000 or more or (B) aggregate payments by the Company and the Subsidiaries of L100,000 or more;

               (iii) any partnership, joint venture or other similar agreement or arrangement;

               (iv) any agreement in respect of which any obligation of the Company or any Subsidiary remains outstanding relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

               (v) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding L100,000 and which may be prepaid on not more than 30 days notice without the payment of any penalty and (B) entered into subsequent to the date of this Agreement as permitted by Section 3.9(iv);

               (vi) any license, franchise or similar agreement other than software licences entered into in the ordinary course of business;

               (vii) any agreement that limits the freedom of the Company, any Subsidiary or any Seller to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company, any Subsidiary or any Seller after the Completion Date; or

               (viii) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and the Subsidiaries, taken as a whole.

          (b) Each agreement, commitment, arrangement or plan disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this Section
3.13 is a valid and binding agreement of the Company, a Subsidiary or a Seller, as the case may be, and is in full force and effect, and neither the Company nor any Subsidiary, nor so far as the Sellers are aware any other party thereto, is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitments as to have a Material Adverse Effect on the Company or the Group, taken as a whole.

          3.14 LITIGATION. (a) There is no action, suit, investigation or proceeding pending against, or to the knowledge of any Seller threatened against or affecting, such Seller or any of such Seller's property before any court or arbitrator or any governmental body, agency or official which, if determined or resolved adversely to any Seller in accordance with the plaintiffs' demands, would reasonably be expected to have a Material Adverse Effect on Buyer, the Company or any Subsidiary, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

          (b) There is no action, suit, investigation or proceeding pending against, or to the knowledge of any Seller threatened against or affecting, the Company or any Subsidiary or any of the Properties before any court or arbitrator or any governmental body, agency or official.

          3.15 COMPLIANCE WITH LAWS AND COURT ORDERS; NO DEFAULTS. (a)

Neither the Company nor any Subsidiary is in material violation of, and has not since December 31, 1992 violated in any manner, any applicable law, rule, regulation, judgment, injunction, order or decree such as would have a Material Adverse Effect on the Company or the Group, taken as a whole.

          (b) Neither the Company nor any Subsidiary is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any agreement or other instrument binding upon the Company or any Subsidiary or any Permit, other than a default that would not reasonably be expected to have a Material Adverse Effect on the Company or the Group taken as a whole.

          3.16 PROPERTIES. (a) The Properties comprise all the land and buildings owned, occupied or used by the Company and any of its Subsidiaries or in which the Company and any of its Subsidiaries has any right, interest or liability whether actual or contingent and whether as an owner or original contracting party or as a guarantor of any party or by other contractual relationship.

          (b)  The information in respect of the Properties set out in Schedule
3.16 is true, complete and accurate and not misleading in any respect.

          (c) The Company or one of its Subsidiaries is in possession of the whole of each of the Properties, none of which is vacant, and no other person is in or entitled to occupation of any of the Properties.

          (d) The Company or a wholly-owned subsidiary of it has good and marketable title to each of the Properties, which has, where necessary, been registered with the relevant authorities, and all relevant deeds and documents are in its possession or under its control.

          (e) No person has or claims a Lien over any of the Properties or any relevant deeds or documents.

          (f) The Company or one of its Subsidiaries is the sole legal and beneficial owner of and otherwise absolutely entitled to each of the Properties and such of the fixtures, plant and equipment at the Properties which are owned by the tenants of the Properties are owned absolutely by the Company or one of its Subsidiaries free from any encumbrance.

          (g) Except as specified in Schedule 3.16, the Company's or relevant Subsidiary's title to each of the Properties is not subject (or likely to become subject) to any matter which might adversely affect:

               (i) the Company's or relevant Subsidiary's ability to continue to carry on its existing business from the relevant Property at the same cost; or

               (ii)   the value of the relevant Property

and neither the Company nor any of its Subsidiaries is, or is alleged to be in breach of any covenant, restriction or other obligation (whether statutory or otherwise) affecting any of the Properties or the conduct of the existing business at or from the Properties.

          (h) Each Property benefits from all rights, easements and other facilities (if any) necessary or desirable, and on reasonable terms, for the continued use, enjoyment and maintenance of the relevant Property by the Company for the purpose of its existing business carried on at or from the relevant Property and for the compliance with any obligations relating to the relevant Property (whether statutory or otherwise).

          (i) The Properties are not subject to the payment of any outgoings, nor is the Company or any of its Subsidiaries actually or contingently liable to pay any sums in relation to a Property other than the usual rates and taxes and, in the case of leaseholds, the rent and other outgoings (if any) specified in
Schedule 3.16.

          (j) There is no outstanding liability for any rent, rates or taxes in respect of any of the Properties.

          (k) So far as the Sellers are aware, there are no current, contingent or anticipated notices, actions, disputes, complaints, liabilities, claims or demands relating to or in respect of the Properties or their use, nor are there any circumstances rendering any of the foregoing likely.

          (l) So far as the Sellers are aware, the Properties and all uses of and developments on the Properties comply with all planning legislation and any legislation intended to control or regulate the construction, demolition, alteration or use of land or buildings or to preserve or protect the national heritage and any orders, regulations, consents or permissions made or granted under any of the same ("Planning Legislation").

          (m) So far as the Sellers are aware, no planning permission or land use authorization in respect of any of the Properties is for a limited period or personal, and there are no other unusual or onerous planning conditions.

          (n) So far as the Sellers are aware, all Planning Legislation and planning conditions in respect of any of the Properties have been complied with to date, and there is no reason why the same should not continue to be complied with.

          (o) Neither the Company nor any of its Subsidiaries is for any reason anticipating the expenditure of any material sum of money in respect of any of the Properties.

          (p) So far as the Sellers are aware, there is no resolution or proposal for the compulsory acquisition of the Properties or any means of access thereto or egress therefrom.

          (q) The buildings and other structures on the Properties, none of which has been erected or materially altered within the last six (6) years, are in good and substantial repair and fit for the purposes for which they are presently used.

          (r)  In relation to such of the Properties as are leasehold:

               (i) all covenants, conditions and agreements contained in the relevant leases, on the part of the landlord and the tenant, have been complied with;

               (ii) there has been no complaint alleging any breach or any refusal to accept rent;

               (iii)  no rent is or should be currently under review;

               (iv) there are no current notices given by the landlord or the tenant or proceedings pursuant to the Landlord and Tenant Act 1954 or otherwise;

               (v) the security of tenure provisions of Part II of the Landlord and Tenant Act 1954 are not excluded;

               (vi) none of the leases, other than leases at a full rack rent, contains any provisions for forfeiture on insolvency or liquidation or any prohibition against or requirement to obtain landlord's consent for charging or assignment;

               (vii) none of the leases requires the tenant to offer to surrender the same before or as a pre-condition of an assignment or under-letting or contains requirements to be satisfied on a change of ownership of the share capital or control of the tenant;

               (viii) So far as Sellers are aware any consents required for the granting of any of the leases were duly obtained.

          3.17 INTELLECTUAL PROPERTY. (a) The Company and the Subsidiaries are the owners or licensees of all the Intellectual Property Rights reasonably required by them for the purposes of their respective businesses.

          (b)(i) Since December 31, 1992, neither the Company nor any Subsidiary has been a defendant in any action, suit, investigation or proceeding relating to, or otherwise has been notified of, any alleged claim or infringement of any Intellectual Property Rights, and Sellers have no knowledge of any such infringement by the Company, and (ii) Sellers have no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights held for use by the Company or any Subsidiary ("Company Intellectual Property Rights"). No Company Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Company or restricting the licensing thereof by the Company to any Person. The Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Right.

          3.18 INSURANCE COVERAGE. The Company has furnished to Buyer a list of all insurance relating to the assets, Properties, business, operations, employees, officers or directors of the Company or any Subsidiary. There is no claim by the Company or any Subsidiary pending under any of such policies or bonds relating to such insurance as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been paid timely and the Company and its Subsidiaries and any other person having an interest in such policies and bonds have otherwise complied fully with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) remain in full force and effect. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company or any Subsidiary. The Company does not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. After the Completion, the Company and its Subsidiaries and Affiliates shall continue to have coverage under such policies and bonds with respect to events occurring prior to the Completion.

          3.19 LICENSES AND PERMITS. Each material license (excluding software licences entered into in the ordinary course of business), franchise, permit or other similar authorization of the Company affecting, or relating in any way to, the assets, the Properties or business of the Company and its Subsidiaries (the "Permits") is valid and in full force and effect and none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

          3.20 FINDERS' FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company, any Subsidiary or any Seller and which might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

          3.21 ENVIRONMENTAL MATTERS. Other than such as would not have a Material Adverse Effect on the Company or any Subsidiary:

          (a)  Each Group Company has all Environmental Permits required.

          (b)  Each such Environmental Permit is in full force and effect.

          (c) No proceeding or other action of whatever nature is pending, or so far as the Sellers are aware is either threatened or under consideration seeking the suspension, revocation, variation, limitation of or otherwise relating to any Environmental Permit or seeking to impose any penalty under any Environmental Permit or Environmental Laws.

          (d) There are no facts or circumstances which will or are likely to result in any Environmental Permit being suspended, revoked, varied or limited or which may prejudice its renewal.

          (e) No appeals are pending or being contemplated in respect of the refusal of or conditions contained in any Environmental Permit or any action taken in respect of any Environmental Permit.

          (f) No Environmental Permit requires consent, notification or other action to remain in full force and effect following Completion.

          (g) The Sellers do not have reason to believe that those Environmental Permits which have not yet been granted and are pending will not be granted within a reasonable period of time.

          3.22 COMPLIANCE WITH ENVIRONMENTAL PERMITS AND ENVIRONMENTAL LAWS. (a) Each Group Company is and, so far as the Sellers are aware, always has been in full compliance with the Environmental Permits and Environmental Laws and, so far as the Sellers are aware, the existence and use of all the Properties and the machinery and other property employed in the conduct of the business of the Group Company is and, so far as the Sellers are aware, has been in accordance with the Environmental Permits and Environmental Laws.

          (b) No notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been made, no penalty has been assessed and, so far as the Sellers are aware, no investigation or review is either pending or threatened, by any governmental entity or other person with respect to:

               (i) any alleged violation by any Group Company of any Environmental Law including the failure by any Group Company to report to the proper governmental entity the occurrence of any event which is required to be so reported by any Environmental Law; or

               (ii) any alleged failure by any Group Company to have or to operate in compliance with any Environmental Permit; or

               (iii)  any of the Properties.

          (c) There are in relation to the business of any Group Company and the Properties no past or present events, conditions, circumstances, activities, practices, incidents, actions or proposals which or which may interfere with or prevent compliance with any Environmental Law or Environmental Permit, or which or which may give rise to any common law or legal liability or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation related to Environmental Matters.

          (d) There is not currently and there has not been on, into or from any of the Properties any spill, leakage, discharge, release, emission, injection, escape or deposit of any kind (whether to air, water (including underground water and the sea), sewage systems and land or a combination of these) of any substance, fluid, gas, vapor or form of energy which may cause harm to humans, flora or fauna or which may give rise to any third party liability or which may inhibit or restrict or make materially more costly any redevelopment of any of the Properties or any part thereof by reason of contamination or otherwise.

          (e) So far as the Sellers are aware none of the Properties have been used at any time by any person for any of the potentially contaminative use.

          (f) There are no underground storage tanks or vessels (whether used or disused) located on any of the Properties.

          (g) At Completion, no Group Company will have any indebtedness, obligation or liability, absolute or contingent with respect to the storage, treatment, clean-up, disposal, containment or other remediation of any land or substance (including, without limitation, any such indebtedness, obligation or liability in respect of any Environmental Law regarding such storage, treatment, clean-up, disposal, containment or other remediation or any changes in such Environmental Law adopted but not yet effective).

          3.23 ENVIRONMENTAL AUDIT. Neither the business of any Group Company nor, so far as the Sellers are aware, any of the Properties has been the subject of any environmental audit or review.

          3.24 SELLERS' INVESTMENT PURPOSES. Each Seller agrees to deliver by Completion a letter to Buyer in the form of Exhibit C hereto with regard to each Seller's investment purposes.

          3.25 COMPETITION AND FAIR TRADING LAWS. (a) No Group Company is a party to (or is concerned in) any agreement, arrangement, concerted practice or course of conduct which (i) is registrable under the provisions of the Restrictive Trade Practices Act 1976 (as amended); or (ii) contravenes the provisions of the Resale Prices Act 1976; or (iii) falls within Article 85 and/or Article 86 of the Treaty of Rome; or (iv) falls within Article 53 and/or
Article 54 of the Agreement on the European Economic Area; or (v) otherwise infringes the competition legislation or practice of any other jurisdiction.

          (b) No Group Company has received any process, notice or other communication (formal or informal) by or on behalf of the Office of Fair Trading (whether under the Fair Trading Act 1973, the Competition Act 1980 or otherwise), the Monopolies and Mergers Commission, the Secretary of State for Trade and Industry or the Commission of the European Communities, the EFTA Surveillance Authority or any other authority having jurisdiction in competition matters in relation to any aspect of the business of any Group Company or any agreement, arrangement, concerted practice or course of conduct to which any Group Company is, or is alleged to be, a party.

          (c) No Group Company is involved in any practice or agreement as a result of which it is likely to receive any such process, notice or communication as is referred to in paragraph (b).

          (d) No Group Company is subject to any order or judgment given by any court or governmental or regulatory authority, or party to any undertaking or assurance given to any such court or authority, in relation to competition matter which is still in force.

          3.26 RECORDS AND SOFTWARE. (a) All the accounting records and systems (including but not limited to computerized accounting systems) of the Group are recorded, stored, maintained or operated or otherwise held by a Group Company and are not wholly or partly dependent on any facilities or systems which are not under the exclusive ownership or control of a Group Company.

          (b) Each Group Company is licensed to use all software necessary to enable it to continue to use its computerized records for the foreseeable future in the same manner in which they have been used prior to the date of this Agreement and does not, so far as the Sellers are aware, share any user rights in respect of such software with any other person.

          3.27 BUSINESS CONTRACTS. The matters and information contained in Item K (Business Files Volume II) and Item O paragraphs 1, 2, 5, 7, 9, 10, 11 and 13 (Material Contracts) of Appendix A of the Disclosure Letter consist of contracts entered into by the relevant Group Company and do not contain any unusual or materially restrictive provisions, were entered into by the relevant Group Company in the ordinary and usual course of business consistent with past practices and all liabilities thereunder have been fully and properly disclosed in the Financial Statements and the Management Accounts as the case may be.


                                    ARTICLE 4
                               WARRANTIES OF BUYER

          Buyer warrants to Sellers as of the date hereof that:

          4.1 CORPORATE EXISTENCE AND POWER. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

          4.2 CORPORATE AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes a valid and binding agreement of Buyer enforceable in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

          4.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement require no action by or in respect of, or filing with, any governmental body, agency or official other than compliance with any applicable requirements of the HSR Act.

          4.4 NON-CONTRAVENTION. The execution, delivery and performance by Buyer of this Agreement do not and will not (i) violate the certificate and articles of incorporation or bylaws of Buyer or (ii) assuming compliance with the matters referred to in Sections 4.2 and 4.3, violate any applicable material law, rule, regulation, judgment, injunction, order or decree requiring any consent or other action by any Person.

          4.5 BUYER STOCK. At the time of the Completion, the Buyer Stock to be issued to each Seller hereunder will have been duly authorized and, when issued and delivered to such Seller pursuant to the Agreement, will have been validly issued, will be fully paid and nonassessable, and will be free from and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Buyer Stock) other than restrictions imposed by the United States securities laws. The issuance of such Buyer Stock will not give rise to any preemptive or similar rights.

          4.6 BUYER'S SEC REPORTS. Buyer has heretofore delivered to Sellers true and complete copies of (i) its annual report on Form 10-K for its fiscal year ended May 31, 1995, (ii) its quarterly report on Form 10-Q for its fiscal quarter ended February 29, 1996 and (iii) its proxy statements or information statements relating to meetings of, or actions taken without a meeting by, Buyer's stockholders held since June 6, 1995 (collectively, "Buyer's SEC Documents"). As of its filing date, each of Buyer's SEC Documents complied in all material respects with the requirements of the 1933 Act or the 1934 Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder, and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date.

          4.7 FINDERS' FEES. Except for Alex. Brown & Sons, whose fees will be paid by Buyer, there is no investment bank, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.


                                    ARTICLE 5
                              COVENANTS OF SELLERS

          The Sellers agree that they will procure that:

          5.1 CONDUCT OF THE COMPANY. (a) From the date hereof until the Completion Date, that each Group Company shall conduct its business in the ordinary and usual course consistent with past practices and use its reasonable efforts to preserve intact the Group Company's business organizations and relationships with third parties and to keep available the services of the Group Company's present officers and senior management. Without limiting the generality of the foregoing, from the date hereof until the Completion Date without the written consent of Buyer, the Sellers shall procure that:

               (i) no Group Company will save as required by this Agreement adopt or propose any change in its memorandum and articles of association or bylaws;

               (ii) no Group Company will merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

               (iii) no Group Company will sell, lease, license or otherwise dispose of any material assets or property except (A) pursuant to existing contracts or commitments or (B) in the ordinary course of business consistent with past practices;

               (iv) no Group Company will exercise any option to determine contained in any of the leases of the Properties;

               (v) all transactions between any Group Company and any Seller, any Affiliate of such Seller, any relative of such Seller or any Affiliate of any relative of such Seller shall be on arm's length terms;

               (vi)   save in respect of the Company Preferred Shares and the

     Merit Preference Shares no dividend or other distribution (within the meaning of Section 209 of the Taxes Act), shall be declared, paid or made by any Group Company;

               (vii) no Group Company will set aside or pay any amount to any Seller, any Affiliate of such Seller, any relative of such Seller or any Affiliate of any relative of such Seller, other than any amount paid to such Persons in the ordinary course in their capacity as directors or employees, or paid in connection with the redemption of the Company Preferred Shares and the Merit Preference Shares pursuant to Section 5.7;

               (viii) no shares or loan capital shall be allotted or issued, or agreed to be allotted or issued, by any Group Company;

               (ix) no Group Company will split, consolidate or reclassify, or take any other similar action with respect to, any of its capital shares;

               (x) no change shall be made in terms of employment, including pension fund commitments, by any Group Company (other than those required by law) which could increase the total staff costs of the Group by more than an aggregate of 10% per annum or the remuneration of any one director or employee by more than 10% per annum;

               (xi) save in the ordinary course of business and consistent with past practices, the amount of indebtedness owed by any Group Company to any Person as at the date hereof shall not be increased and save as aforesaid no new indebtedness owed by any Group Company to another Person shall be entered into by any Group Company;

               (xii) save in the ordinary course of business and consistent with past practices, the amount of any indebtedness owed by any Group Company to any other Group Company as at the date hereof shall not be increased and save as aforesaid no new indebtedness owed by any Group Company to another Group Company shall be entered into by any Group Company;

               (xiii) save in the ordinary course of business and consistent with past practices, the liability of any Group Company under any guarantees given by itself on behalf of another Group
     Company existing at the date hereof shall not be increased or extended and save as aforesaid no new guarantees given by any Group Company on behalf of another Group Company shall be entered into by any Group Company;

              (xiv) no action shall be taken by any member of the Group which is inconsistent with the provisions of this Agreement or the consummation of the transactions contemplated by this Agreement; and

              (xv) the Company and Sellers will not agree or commit to do any of the foregoing.

         (b) Prior to or as of the Completion Date, the memorandum and articles of association of the Company shall be amended so as to eliminate any special rights in favor of current shareholders of the Company.

The Company and Sellers will not do, allow or procure any action or omission which would constitute or give rise to a breach of Warranty if the Warranties were to be repeated on or at any time before the Completion Date by reference to the facts and circumstances then existing.

         5.2 CONTRACTS. From the date hereof until the Completion Date, the Sellers shall ensure that the Company consults fully with the Buyer in relation to any matters which may have a material effect upon the Group and that, without the prior consent of the Buyer, no Group Company shall:

         (a) enter into any contract or commitment (or make a bid or offer which may lead to a contract or commitment) other than in the ordinary course of business and consistent with past practices, or enter into any contract or commitment which is of a long term or unusual nature or which could involve an obligation of a material nature or which may result in any material change in the nature or scope of the operations of the Group;

         (b) agree to any variation of any existing contract to which that Group Company is a party and which may have a material effect upon the nature or scope of the operations of the Group; or

         (c) (whether in the ordinary and usual course of business or otherwise) acquire or dispose of, or agree to acquire or dispose of, any business or any asset having a value in excess of L100,000.

         5.3  ACCESS TO INFORMATION.  From the date hereof until the

Completion Date, the Company and Sellers will (i) give Buyer, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, personnel, books and records of the Company and its Subsidiaries and to the books and records of any Seller relating to the business or operations of the Company and its Subsidiaries (including, without limitation, all statutory books, leases, contracts, supplier lists and customer lists) together with the right to take copies,(ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company and its Subsidiaries as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Company and its Subsidiaries or any Seller to cooperate with Buyer, at Buyer's cost, in its investigation of the business of the Company or any Subsidiary. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or any Seller hereunder.

         5.4 NOTICES OF CERTAIN EVENTS. The Sellers shall promptly notify Buyer of:

              (i) all relevant information which comes to the notice of the Company and the Sellers in relation to any fact or matter (whether existing on or before the date hereof or arising afterwards) which may constitute a material breach of any Warranty if the Warranties were to be repeated on or at any time before the Completion Date by reference to the facts and circumstances then existing;

              (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

              (iii)any notice or other communications from any client or customer seeking to terminate any contract or agreement with the Company relating to the rendering of services to such client or customer;

              (iv) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

              (v) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the Company or any Seller threatened against, relating to or involving or otherwise affecting the Company or any Seller that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
    Section 3.14 or that relate to the consummation of the transactions contemplated by this Agreement.

         5.5 CERTAIN ACTIONS. From the date hereof to the earlier of the termination of this Agreement and the Completion Date, neither the Company nor any Seller shall, and each of them shall cause their respective representatives not to, directly or indirectly:

              (i) grant any proxies with respect to any Shares to any Person or enter into any other arrangement or agreement with respect to the voting thereof;

              (ii) in the case of each Seller, sell, transfer or otherwise dispose of any of such Seller's shares, or permit any Lien to exist on such Shares; PROVIDED HOWEVER THAT Merit Group NV may transfer the Shares held by Merit Group NV at the date of this Agreement to the current shareholders of Merit Group NV, subject to the said shareholders each agreeing to be bound by the terms of this Agreement in relation to the Shares transferred to them and their assuming an appropriate proportion of the liability of Merit Group NV having regard to the proportion of Shares transferred to them.

         5.6 COOPERATION IN PREPARING BUYER PROXY STATEMENT. From the date hereof until the Completion Date, the Company and Sellers will, at Buyer's cost, use their best efforts to (i) assist Buyer in the preparation of pro forma financial statements (ii) prepare and deliver as promptly as practicable an audited reconciliation from UK GAAP to US GAAP relating to any financial statements of the Company provided to Buyer; and (iii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial statements, financial and operating data and other information, all as reasonably requested by Buyer in connection with the preparation of the Buyer Proxy Statement.

         5.7 PREFERRED SHARES. Prior to or as of the Completion Date, the Company will redeem all outstanding Company Preferred Shares and all Merit Preference Shares.

         5.8 RECONCILIATION OF FINANCIAL STATEMENTS. Sellers shall prepare and deliver, or cause to be prepared and delivered, as promptly as practicable an audited reconciliation of the Financial Statements from U.K. GAAP to U.S. GAAP.

         5.9 REQUIRED CONSENTS OF ACCOUNTANTS. Sellers shall use their best efforts to cause KPMG Peat Marwick, independent public accountants, to provide to Buyer any consents that may be necessary in connection with the inclusion of audited financial statements and reconciliations prepared by KPMG Peat Marwick in the Buyer Proxy Statement.

         5.10 TERMINATION OF SHAREHOLDER AGREEMENTS. Prior to the Completion Date, the Sellers shall cause to be terminated any and all agreements among all or any of the shareholders of the Company or any Subsidiary (including all outstanding rights and obligations thereunder) relating to the Shares, the Company or any Subsidiary other than employment and consultancy arrangements in the ordinary course of business, and shall provide all waivers and approvals that may be required in connection therewith in order to consummate the transactions contemplated by this Agreement.

         5.11 STAY BONUS ARRANGEMENTS. Prior to Completion, the Company shall offer employment agreements to the individuals listed on Schedule A in a form satisfactory to Buyer and Seller Representative, which employment agreements will contain stay bonuses in the amounts set forth on Schedule C.

         5.12 RESTRICTIONS ON SALE. No Seller who is an Affiliate of Buyer shall sell any shares of Buyer Stock prior to public release of the results of the first 30 days of combined operations of Buyer and the Company.

         5.13 ASSIGNMENT OF LEASE. Sellers shall procure the assignment by Merit Training Limited to Merit Direct Limited of the lease of Suite 4 Conrad House Birmingham Road Stratford upon Avon dated 2 January 1985 and made between Conrad Construction Limited (1) and Merit Consultants Limited (2) together with obtaining all necessary consents to such assignment pursuant to the said lease;

         5.14 TRANSLATION OF DOCUMENTS.  At Buyer's requests and expense
Sellers shall procure the translation into English of the documents contained in item K (Business Files Volumes II) and item O paragraphs 1, 2, 5, 7, 9, 10, 11 and 13 (Material Contracts) of Appendix A of the Disclosure Letter and shall provide any further information in relation to such documents or the matters and information contained therein as the Buyer shall reasonably require.


                                      ARTICLE 6
                                  COVENANTS OF BUYER

    Buyer agrees that:

         6.1 STOCKHOLDER MEETING; PROXY MATERIAL. Buyer shall cause a meeting of its stockholders (the "Buyer Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of approving the purchase of the Shares and the issuance of Buyer Stock in connection therewith (the "Buyer Stockholder Approvals"). The Directors of Buyer shall, subject to their fiduciary duties as advised by counsel, recommend such approvals. In connection with the Buyer Stockholder Meeting, Buyer (a) will as promptly as reasonably practicable prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Buyer Proxy Statement and all other proxy materials for such meeting, (b) will use its reasonable efforts to obtain the Buyer Stockholder Approvals and (c) will otherwise comply with all legal requirements applicable to such meeting.

         6.2 ACCESS TO RECORDS. Following the Completion, Buyer shall permit any Seller reasonable access to such records of the Company or any Subsidiary relating to the operations of the Company or such Subsidiary prior to the Completion as any Seller may reasonably request for purposes of responding to tax audits, litigation, or similar situations where such Seller has a reasonable need for access to such records. Such Seller will use his or her best efforts to protect the confidentiality of records of the Company or any Subsidiary made available to him or her.

         6.3 DESIGNATION OF DIRECTOR. (a) Buyer shall procure Mr. Henk P. Kruithof to be nominated at the next annual meeting of Buyer following Completion as a member of the Board of Directors of Buyer, and shall use all reasonable efforts to solicit proxies for the election of Mr. Henk P. Kruithof to the Board of Directors, or in the event of Mr. Kruithof's incapacity, such other person as Seller Representative shall designate, subject to approval of such designee by the Board of Directors of Buyer, which approval shall not be unreasonably withheld.

         (b) Buyer's obligations set forth in Section 6.3(a) shall terminate at such time as Mr. Henk Kruithof shall beneficially own, in the aggregate, less than 2.5 million shares of the outstanding shares of Buyer Stock, subject to adjustment for any stock splits or other reclassifications.

         6.4 AUDITORS OF THE GROUP. Buyer shall procure that the current auditors of the Group shall prepare the audited accounts of the Group for the financial years ending December 31, 1996 and December 31, 1997, unless the Seller Representative otherwise consents in writing.

                                      ARTICLE 7
                            COVENANTS OF BUYER AND SELLERS

         Buyer and Sellers agree that:

         7.1 BEST EFFORTS. Subject to the terms and conditions of this Agreement, Buyer and Sellers will take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably requested by any other party to consummate as promptly as practicable the transactions contemplated by this Agreement. Sellers and Buyer agree, and Sellers, prior to the Completion, and Buyer, after the Completion, agree to cause the Company and each Subsidiary, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

         7.2 CERTAIN FILINGS. Buyer and Sellers shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts or agreements, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

         7.3 PUBLIC ANNOUNCEMENTS. Each party hereto agrees not to issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of (i) Buyer, in the case of any release issued or public statement by any Seller or, prior to the Completion, the Company, or (ii) the Seller Representative, in the case of any release issued or public statement by Buyer or, from and after the Completion, the Company, in each case, which consent shall not be unreasonably withheld, except as may be required by applicable law or any listing rules of any securities exchange.

         7.4 RESTRICTIONS ON SELLERS. (a) None of the Sellers shall, and each of the Sellers shall procure that none of its Affiliates shall, (whether alone or jointly with another and whether directly or indirectly) carry on or be engaged or (except as the owner for investment of securities dealt in on a stock exchange and not exceed 5 per cent in nominal value of the securities of that class) interested in any Competing Business during a period of three years after Completion. For this purpose, "Competing Business" means:

         (i)  any business carried on by any Group Company as at Completion;
    and

         (ii) which is carried on within the area in which any Group Company carries on business as at Completion.

         (b) None of the Sellers shall (and each of the Sellers shall procure that none of its Affiliates shall) within a period of 3 years after Completion, directly or indirectly, solicit or endeavor to entice away from any Group Company, offer employment to or employ, or offer or conclude any contract for services with, any person who was employed by any Group Company in skilled or managerial work at any time during the 1 year prior to Closing.

         (c) Except so far as may be required by law and in the circumstances only after prior consultation with the Buyer, none of the Sellers shall (and each of the Sellers shall procure that none of its Affiliates shall) at any time disclose to any person or use to the detriment of any Group Company any trade secret or other confidential information of a technical character which it holds in relation to any Group Company or its affairs.

         (d)  Each Seller acknowledges and agrees that each of Sections 7.4(a),
(b), (c) and (d) constitutes an entirely separate and independent restriction and that the duration, extent and application of each restriction are no greater than is reasonable and necessary for the protection of the interests of the Buyer but that, if any such restriction shall be adjudged by any court or authority of competent jurisdiction to be void or unenforceable but would be valid if part of the wording thereof were to be deleted and/or the period thereof were to be reduced and/or the area dealt with thereby were to be reduced, the said restriction shall apply within the jurisdiction of that court or competent authority with such modifications as are necessary to make it valid and effective.

         7.5 HSR ACT. Buyer and Sellers will make any required filing under the HSR Act as promptly as practicable.


                                      ARTICLE 8
                          DIRECTORS, EMPLOYEES AND PENSIONS

         Each Seller warrants to Buyer as to itself and as to the Company, as of the date hereof and as of the Completion Date that:

         8.1 DIRECTORS, EMPLOYEES AND PENSIONS. (a) The Disclosure Letter discloses] a true and complete list of (i) the names, titles, ages, length of service, notice period, annual salaries and other compensation and benefits of all directors and officers of the Company and its Subsidiaries and all other employees of the Company and its Subsidiaries whose 1995 annual compensation exceeded L30,000 and (ii) the payroll printout for all other employees of the Company and its Subsidiaries as at May 1, 1996.

         (b) The Disclosure Letter also discloses the existence of all share incentive schemes, share option schemes or profit sharing, bonus or other incentive schemes applicable to any of the directors or employees of the Company or its Subsidiaries.

         (c) There are no current recognition, procedural or other agreements between the Company or any Subsidiary and any trade union or other body representing its employees or any of them.

         (d) None of the persons described in clause (a)(i) has indicated to any Seller or the Company that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date and there is no provision in any contract of employment or otherwise giving a right or an increased right to any employee of any Company and its Subsidiaries which may arise on the acquisition of the Shares by the Buyer under this Agreement or which is contingent on a change of control or ownership of any Company and its Subsidiaries.

         (e) The Company and its Subsidiaries are in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and health and safety at work, and is not engaged in any unfair working practice, failure to comply with which or engagement in which, as the case may be, would reasonably be expected to have a Material Adverse Effect on the Company. There is no complaint, enquiry, investigation or other preceding pending or, to the knowledge of the Company or any Seller, threatened against the Company or any Subsidiary by or before the Industrial Tribunal, the Equal Opportunities Commission, the Commission for Racial Equality, the Health and Safety Executive or any other court or authority in relation to any employees of the Company or its Subsidiaries and there are no matters which could give rise to any such complaint, enquiry, investigation or proceeding.

         (f) All contracts of employment (written or unwritten) with any director or employee of the Company and its Subsidiaries can be terminated by three months' notice or less without giving rise to any claim for damages, severance pay, or compensation (other than a statutory payment or statutory compensation for unfair dismissal).

         (g) Save as disclosed in the Disclosure Letter neither the Company nor any Subsidiary has established or become a party to, or has or may have any liability (actual or contingent, present or future), under or in connection with any occupational scheme (as defined in section 1 of the Pension Schemes Act
1993) or other scheme, agreement, arrangement or understanding (whether contractual or otherwise) for the provision or funding of any relevant benefits (as defined in section 612 (1) of the Income and Corporation Taxes Act 1988 but as if the exception contained in that section were omitted) for any past or present officer or employee, or for any dependant of any such person, or any other person, or has any obligation or liability (actual or contingent, present or future) to contribute to any personal pension scheme (as defined in section 630 of the Taxes Act) in respect of any person.

         (h) Neither the Company nor any Subsidiary sponsors or contributes to or has at any time sponsored or contributed to, or is obligated or has at any time been obligated to contribute to, any "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) other than an employee benefit plan described in Section 4(b)(4) of ERISA.

         (i) The Scottish Widows group personal pension scheme in which Merit Direct Limited participates (the "Pension Scheme") is an approved scheme within the meaning of Chapter IV of Part XIV of the Income and Corporation Taxes Act 1988; so far as the Sellers are aware, it has at all times complied with and been duly administered in accordance with all applicable legislation, regulations and requirements (including, without limitation, the requirements of the Pension Schemes Office of the Inland Revenue and the Occupational Pensions Board); and Merit Direct Limited does not and is not required to hold a contracting-out certificate (within the meaning of section 7 of the Pension Schemes Act 1993) in respect of the Pension Scheme and nothing has been done or omitted to be done which will or may result in the Pension Scheme ceasing to be an approved scheme.

         (j) Merit Direct Limited has duly complied with all of its obligations and duties (including statutory obligations) under and in respect of the Pension Scheme; all amounts due from Merit Direct Limited to the trustees of the Pension Scheme and to any insurance company in connection with the Pension Scheme have been paid; and there are no material actions, suits or claims pending or threatened in respect of the Pension Scheme (other than routine claims for benefits).

         (k) All lump sum benefits (other than a refund of contributions with interest where appropriate) payable under the Pension Scheme on the death of a member are fully insured.

         (l) Merit Direct Limited is liable to contribute to the Pension Scheme only to the extent set out in the Disclosure Letter and the Pension Scheme does not provide any benefits other than money purchase benefits (as defined in section 181 of the Pension Schemes Act 1993) and the lump sum life assurance benefits described in the Disclosure Letter.


                                      ARTICLE 9
                               CONDITIONS TO COMPLETION

         9.1 CONDITIONS TO OBLIGATIONS OF BUYER AND SELLERS. The obligations of Buyer and Sellers to consummate the Completion are subject to the satisfaction of the following conditions at or as of the Completion Date:

              (i) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Completion;

              (ii) the Buyer Stockholder Approvals shall have been obtained;

              (iii) the Registration Rights Agreement shall have been executed by Buyer and Sellers;

              (iv) the Tax Covenant shall have been executed by Buyer and the Sellers;

              (v) Buyer and Seller Representative shall have received letters from each of Coopers & Lybrand, LLP, certified public accountants, and KPMG Peat Marwick, independent public accountants, stating that the purchase of the Shares will qualify as a pooling of interests transaction for financial accounting purposes;

              (vi) any applicable waiting period under the HSR Act relating to the issuance of Buyer Stock to any Seller shall have expired;

              (vii) Sellers shall have received unconditional clearance from the Board of the Inland Revenue in respect of the application pursuant to Section 138 Taxation of Chargeable Gains Act 1992, which has been submitted to the Board of Inland Revenue prior to the date hereof; and

              (viii) the Buyer shall have received an unconditional waiver by the Panel on Take-overs and Mergers of the application of the City Code on Take-overs and Mergers to the transactions contemplated by this Agreement, which waiver shall not have been withdrawn and shall be in full force and effect at the time of Completion. This condition precedent shall not be waivable by either party.

         9.2 CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the Completion is subject to the satisfaction of the following further conditions:

              (i) Sellers shall have performed in all material respects all of their respective obligations required to be performed by them at or prior to the Completion Date;

              (ii) Subject as provided in this Agreement, the Warranties of Sellers contained in this Agreement shall have been true when made and (except for Warranties which specifically speak as of an earlier date) shall be true at and as the Completion Date, as if made at and as of the Completion Date;

              (iii) There shall have been no event occurrence, development or state of circumstances or facts which has had, or will have, a Material Adverse Effect on the Company;

              (iv) the Investor Letter shall have been executed by each Seller and delivered to Buyer;

              (v) Buyer shall have received or be reasonably satisfied that it will receive all consents and approvals necessary in order that all Client Contracts remain in full force and effect following Completion.

              (vi) No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Completion shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending;

              (vii) Buyer shall have received all documents it may reasonably request relating to the existence of the Company and the authority of Sellers for this Agreement, all in form and substance reasonably satisfactory to Buyer;

              (viii) Sellers shall have complied with Section 5.10 hereof, and Sellers shall have provided all required waivers and approvals in connection therewith;

              (ix) Buyer shall have received or be satisfied that it will receive all necessary consents of KPMG Peat Marwick, independent public accountants, with respect to the audited financial statements and reconciliations to be used in the Buyer Proxy Statement; and

              (x) Sellers shall have procured the written consent of GMAC to the transaction contemplated by this Agreement, to the extent that such consent is required.

PROVIDED that Buyer shall be entitled in its absolute discretion, by written notice to Sellers, to waive any or all of the conditions set forth in this
Section 9.2, BUT PROVIDED FURTHER that, if following the date hereof, and prior to the Completion Date, Sellers notify Buyer in writing of the existence of a breach of Warranty (a "Notified Breach") such as would give rise to Buyer's right pursuant to Sections 2.2(e)(i) and 9.2(ii) herein to rescind the Agreement, and following receipt of such notice, Buyer waives such right of rescission, Sellers shall have no liability to the Buyers in respect of such Notified Breach, unless the Sellers were in willful breach of such Warranty in which case Section 11 shall apply.

         9.3 CONDITIONS TO OBLIGATION OF SELLERS. The obligation of Sellers to consummate the Completion is subject to the satisfaction of the following further conditions:

              (i) (A) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Completion Date, and (B) the warranties of Buyer contained in this Agreement shall have been true when made and (except to the extent such warranties speak as of an earlier date) shall be true at and as of the Completion Date, as if made at and as of the Completion Date;

              (ii) The Seller Representative shall have received all documents he or she may reasonably request relating to the existence of Buyer and the authority of Buyer for this Agreement, all in form and substance reasonably satisfactory to the Seller Representative; and

              (iii) There shall have been no event occurrence, development or state of circumstances or facts which has had, or could reasonably be expected to have, a Material Adverse Effect on Buyer.

         9.4 REASONABLE EFFORTS TO FULFILL CONDITIONS TO COMPLETION. Each of the Sellers and Buyer undertakes to use all reasonable efforts to ensure that the conditions to Completion are fulfilled to the satisfaction of Buyer as soon as reasonably practicable. Buyer shall notify the Seller Representative in writing within two (2) Business Days after all such conditions have been fulfilled to the satisfaction of Buyer.


                                      ARTICLE 10
                              SURVIVAL; INDEMNIFICATION


         10.1 LIMITATIONS. (a) BUYER RELIANCE. Buyer acknowledges that save for the Warranties and the other covenants and representations contained in this Agreement and the Tax Covenant the Buyer has not relied in relation to the purchase of the Shares, and was not induced to purchase the Shares, on or by any warranties, representations, undertakings, indemnities or covenants of any description, howsoever or whatsoever and whether express or implied.

         In addition, the Buyer irrevocably and unconditionally waives any right which it may have or might have had to claim damages and/or to rescind this Agreement for any misrepresentation not contained in this Agreement (or any of the other documents referred to in this Agreement) or for breach of any express or implied warranties not specifically set out in this Agreement unless such misrepresentation or warranty was made fraudulently.

         (b) SELLERS' RELIANCE. Sellers acknowledge that save for the warranties and the covenants contained in this Agreement the Sellers have not relied in relation to the sale of the Shares in exchange for Buyer Stock, and were not induced to sell the Shares in exchange for Buyer Stock, on or by any warranties, representations, undertakings, indemnities or covenants of any description on the part of Buyer, howsoever or whatsoever and whether express or implied.

         In addition, Sellers irrevocably and unconditionally waive any right which they may have or might have had to claim damages and/or to rescind this Agreement for any misrepresentation on the part of Buyer not contained in this Agreement (or any of the other documents referred to in this Agreement) or for breach of any express or implied warranties on the part of Buyer not specifically set out in this Agreement unless such misrepresentation or warranty was made fraudulently.

         (c) TIME LIMITS. (i) The rights of the Buyer in respect of any breach or non-fulfillment of any of the Warranties shall only be enforceable if notice in writing (giving in so far as may then be practicable the amount and details of the claim) shall be given to the Sellers on or before the expiry of a period of two years from Completion and where the relevant claim has not been settled, withdrawn or agreed, if proceedings shall have been commenced (or the claim made in existing proceedings) and served upon the Sellers and not discontinued in respect of the claim on or before the expiry of a period of twenty-four calendar months from Completion.

         (ii) The rights of the Buyer in respect of any breach or non-fulfillment of any of the terms of the Tax Covenant shall only be enforceable if notice in writing (giving in so far as may then be practicable the amount and details of the claim) shall be given to the Sellers on or before the expiry of a period of six years from Completion, and where the relevant claim has not been settled, withdrawn or agreed, if proceedings shall have been commenced (or the claim made in existing proceedings) and served upon the Sellers and not discontinued in respect of the claim on or before the expiry of a period of six years and six calendar months from the Completion.

         (d) DE MINIMIS CLAIMS. (i) The Buyer shall not be entitled to make any claim or claims (however many in number) under the Warranties or the Tax Covenant where the sum claimed is less than L1,000, and any such claim or claims of less than L1,000 shall be disregarded in computing the figure of L1 million referred to in sub-clause 10.1(d)(ii).

         (ii) The Sellers shall not be liable in respect of any claim under the Warranties or under the Tax Covenant unless and to the extent that the aggregate cumulative liability of the Vendors in respect of all such claims exceeds L1 million, and in such event the Sellers shall only be liable in respect of the excess of such claims over L1 million.

         (e) MAXIMUM CLAIMS. The Buyer shall not be entitled to recover under the Warranties and the Tax Covenant any sum in excess of $25 million in the aggregate; PROVIDED, FURTHER, however that Buyer shall not be entitled to recover pursuant to any claim made under the Tax Covenant during the period commencing 3 years following the Completion Date and ending 6 years after the Completion Date any sum in excess of $2 million in the aggregate. Any payment made in respect of a claim under the Warranties may be made in cash or Buyer Stock, at the election of the Seller making the payment. If such payment is made in Buyer Stock, the value of the Buyer Stock shall be calculated as the average of the closing prices on the NASDAQ during the 10 trading days prior to the date on which such payment is made. Each Seller shall only be liable for his Appropriate Proportion of any claim made by the Buyer in respect of any breach of the Warranties or under the Tax Covenant and, in this Article, the expression "Appropriate Proportion" means the proportion which the Shares to be sold by the Seller hereunder bear to the total Shares to be sold under this Agreement.

         (f) RECOVERIES. (i) The liability of the Sellers for breach of any Warranty or for a claim under the Tax Covenant shall be reduced by the value of any recoveries which have been, or subsequently are, actually received or obtained by the Buyer or the Company or any Subsidiary:

         (A) from any third party responsible for the act, manner or circumstances giving rise to such breach or claim; or

         (B) from any related insurance monies received and in respect thereof.

         (ii) If the Sellers pay at any time to the Buyer or to the Company or to any Subsidiary a sum pursuant to a claim in respect of the Warranties or under the Tax Covenant and the Buyer or the Company or any Subsidiary subsequently becomes entitled to recover from some other person any sum in respect of any matter giving rise to such claim, the Buyer shall, and shall procure that the Company and/or any relevant Subsidiary shall, at the entire cost of the Sellers, take all necessary steps to enforce such recovery, and, once such recovery has been made, shall immediately repay to the Sellers (without interest) so much of the sum paid by the Sellers to the Buyer or the Company and/or any relevant Subsidiary as does not exceed the sum recovered from such other person (less any costs, charges and expenses, incurred by the Buyer and/or the Company and/or any relevant Subsidiary in recovering that sum from such other person, which have not previously been reimbursed by the Sellers.

         (g) DOUBLE CLAIMS. If the Sellers are liable both in respect of a breach of Warranty or under the Tax Covenant, the Buyer shall be entitled to claim in respect of either or both. The Buyer (which shall for this purpose include the Company and each Subsidiary) shall not however be entitled to recover from the Sellers under the Warranties or the Tax Covenant more than once in respect of the same damage suffered, and accordingly the Sellers shall not be liable in respect of any breach of the Warranties if and to the extent that the loss is or has been included in a claim under the Tax Covenant which has been satisfied, nor shall the Sellers be liable in respect of a claim under the Tax Covenant if and to the extent that the loss is or has been included in a claim for breach of the Warranties which has been satisfied.

         (h) CONTINGENT LIABILITIES. The Sellers shall not be liable for breach of any Warranty or under the Tax Covenant in respect of any claim based upon a liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable; provided that this sub-clause shall not operate to avoid a claim in respect of a contingent liability made before the expiry of the periods specified in sub-clause 10.1(c) if reasonable details of such claim have been delivered before the expiry of such period even if such liability shall not become an actual liability until after the expiry of the relevant period.

         (i) CHANGES IN LEGISLATION. The Sellers' liability in respect of any breach of any of the Warranties or under the Tax Covenant:

         (i) shall be reduced by the extent that such liability arises or is increased as a result of any legislation not in force at today's date or of any change or changes in legislation or the withdrawal after today's date of any extra-statutory concession previously made by the Inland Revenue or any other fiscal authority whether or not such change or changes or withdrawal purport to be effective retrospectively in whole or in part;

         (ii) shall be reduced by the extent that such liability arises or is increased as a result of any change in the basis or method of calculation of, or of any increase in the rates of taxation in either case made or imposed by legislation after Completion with retrospective effect to any period ending before Completion.

         (iii) shall be reduced if and to the extent that such liability is attributable to any act, omission, transaction or arrangement of the Buyer or the Company or any Subsidiary after Completion voluntarily effected otherwise than in the ordinary course of business or pursuant to a legally binding obligation entered into before Completion.

         (j) TAX REDUCTIONS.  If the Sellers shall have made payment to the

Buyer in respect of any claim for breach of Warranties or a claim under the Tax Covenant in circumstances where the subject matter of the claim results in a reduction in the taxation actually paid by the Company or Subsidiary (and in circumstances where such reduction in taxation does not give rise to a consequential or resulting increase in taxation liability of the Company or Subsidiary) then the Buyer shall refund to the Sellers an amount equal to the lesser of the amounts originally paid by the Sellers and the amount of the reduction in taxation so obtained.

         (k) REMEDIABLE BREACHES. A breach of the Warranties which is remediable shall not entitle the Buyer to compensation in accordance with the provisions of this agreement unless the Vendors are given written notice of any alleged breach and the breach is not remedied in a reasonable fashion by the Vendors without cost to or obligation upon the Purchaser, the Company or any Subsidiary within 60 days after the date of receipt of such notice.

         (l) DISCLOSURE LETTER. Sellers shall be under no liability under the Warranties in respect of any matter disclosed in the Disclosure Letter save that this provision shall not apply to any document referred to in or attached to, but expressly excluded from disclosure in, the Disclosure Letter.

         10.2 SELLERS' LIABILITY. Subject to the provisions in Section 10.1 herein, Sellers shall be jointly and severally liable for any damages incurred or suffered by Buyer arising out of, or in connection with, (i) any breach of Warranties of Sellers (except in the event that a Seller breaches the Warranty set forth in Section 3.6 hereof, in which case such Seller shall be fully and severally liable for any and all damages suffered or incurred by the Buyer as a result of such breach or (ii) any breach of covenant or agreement, including the Tax Covenant, made or to be performed by Sellers, in each case, pursuant to this Agreement.

         10.3 PROCEDURES; REMEDIES CUMULATIVE. (a) The party seeking indemnification in respect of the Warranties and for the Tax Covenant (the "Indemnified Party") agrees to give prompt notice (and in any event within 14 days of the date on which the Indemnified Party becomes aware of the matter in respect of which it seeks to be indemnified) to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section 10.2. The Indemnifying Party may, and at the request of the Indemnified Party shall, participate in the defense of any such suit, action or proceeding at its own expense, provided that, in the case of any claim, suit, action or proceeding under the Tax Covenant, the Indemnified Party shall not be required by the Indemnifying Party to take any action if, in the Indemnified Party's reasonable opinion the action is likely to affect adversely and materially the future liability to tax of the Indemnified Party or would otherwise affect adversely and materially the business or financial interests of the Indemnified Party or any person connected with the Indemnified Party. The Indemnifying Party shall not be liable under this Agreement or the Tax Covenant for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder, such consent not to be unreasonably withheld or delayed, and provided that if, in the case of any claim, suit, action or proceeding under the Tax Covenant, the Indemnifying Party does not confirm to the Indemnified Party that it wishes to take any appropriate action within twenty-one days of being requested to do so by service of notice in writing by the Indemnified Party to the Indemnifying Party, the Indemnified Party concerned shall be free to satisfy or settle the relevant tax liability on such terms as it may in its reasonable discretion think fit.

         (b) The parties agree that the rights and remedies provided for in this Article 10 shall be in addition to, and not exclusive of, any rights and remedies available to any party at law or in equity. Without limiting the foregoing, each party agrees that, in the event of any breach by such party of the provisions of this Agreement, the non-breaching parties shall be entitled to equitable relief, including injunctions and orders for specific performance in addition to all other remedies available to such non-breaching parties at law or in equity.


                                      ARTICLE 11
                                     TERMINATION

         11.1 GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Completion:

              (i) by mutual written agreement of Buyer and the Seller Representative;

              (ii) by either Buyer or the Seller Representative if the Completion shall not have been consummated on or before December 31, 1996;

              (iii) by either Buyer or the Seller Representative if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

              (iv) by either Buyer or the Seller Representative if the Buyer shall not have received an unconditional waiver by the Panel on Take-overs and Mergers of the application of the City Code on Take-overs and Mergers to the transaction contemplated by this Agreement.

         The party desiring to terminate this Agreement shall give notice of such termination to the other parties.

         11.2 EFFECT OF TERMINATION. If this Agreement is terminated as permitted by Section 11.1, termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement; PROVIDED that (i) if such termination shall result from any Seller's willful failure to fulfill a condition to the performance of the obligations of Buyer, failure to perform a covenant of this Agreement or breach of any Warranty or agreement contained herein, the Sellers shall be jointly and severally liable (in the appropriate proportions) for any and all damages incurred or suffered by Buyer as a result of such failure or breach (except to the extent that such termination results from such Seller's willful breach of the Warranties set forth in Section 3.6, in which case such Seller shall be fully and severally liable for any and all damages incurred or suffered by the Buyer as a result of such breach); and (ii) if such termination shall result from the willful failure of Buyer to fulfill a condition to the performance of the obligations of Sellers, failure to perform a covenant to this agreement or breach of any warranty or agreement herein, Buyer shall be fully liable for any and all damages incurred or suffered by Sellers as a result of such failure or breach. The provisions of Sections 12.3 and 12.5 shall survive any termination hereof pursuant to Section 11.1.


                                      ARTICLE 12
                                    MISCELLANEOUS

         12.1 NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, if to Buyer to:

         Sitel Corporation
         13215 Birch Street
         Suite 100
         Omaha, NE 68164
         Attention:  Barry Majors, Chief Financial Officer
         Fax:  (402) 498-2699

         with a copy (provided that failure to give or receive any such copy shall not affect the validity of the principal notice) to:

         Davis Polk & Wardwell
         450 Lexington Avenue
         New York, New York  10017
         Attention:  William L. Rosoff
         Fax:  (212) 450-4800

              and

         Freshfields
         Whitefriars
         65 Fleet Street
         London EC4Y 1HS
         England
         Attention:  Lois Moore
         Fax:  44-171-832-7001

    if to the Company or any Seller, to:

         Mr. Henk Kruithof
         Vivier Hanquet 10
         1390 Grez Doiceau
         Belgium
         Fax:  32-10-84-10-00

         with copies (provided that failure to give or receive any such copy shall not affect the validity of the principal notice) to:

         The Call Centre Limited

         Mitre House
         Wolsey Business Estate
         Moor Park
         Rickmansworth
         Herts
         Attention:  Ray F. Pipe
         Fax:  44-1923-835475

         and

         Taylor Joynson Garrett
         Carmelite
         50 Victoria Embankment
         Blackfriars
         London EC4Y 0DX
         Attention:  Gordon Jackson
         Fax:  44-171-936-2666


All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

         12.2 AMENDMENTS AND WAIVERS. (a) Subject to the provisions of Section 9.1(viii)] any provision of this Agreement may be amended or waived prior to the Completion Date if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

         (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         12.3 EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement, including, without limitation, legal and accountancy costs and the cost of filing pursuant to the HSR Act, shall be paid by Buyer; PROVIDED, HOWEVER, that if this Agreement is terminated for any reason prior to Completion, such costs and expenses shall be paid by the party incurring such cost or expense, subject to the provisions of Section 11.2.

         12.4 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, legal representatives and permitted assigns; PROVIDED that save as provided in Section 5.5, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto except that Buyer, at the Completion, may transfer or assign, in whole or in part, to one or more of its Affiliates, any of its rights or obligations hereunder, but no such transfer or assignment will relieve Buyer of its obligations hereunder, and in the event that such Affiliate ceases to be an Affiliate of Buyer, all obligations and liabilities of each of the Sellers shall cease.

         12.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of England and Wales and each of the parties hereto submits to the exclusive jurisdiction of the English Courts.

         12.6 COUNTERPARTS; THIRD PARTY BENEFICIARIES. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. No provision of this Agreement is intended to confer upon any Person other than the parties hereto and their respective heirs, successors, legal representatives and permitted assigns any rights or remedies hereunder.

         12.7 ENTIRE AGREEMENT. This Agreement, the Registration Rights Agreement, the Escrow Agreement and the Tax Indemnity together constitute the entire agreement and understanding between the parties in connection with the sale and purchase of the Shares. This Agreement supersedes any confidentiality undertaking executed in anticipation of the transactions contemplated by this Agreement which shall cease to have any further force or effect and] no party has entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out or referred to in this Agreement.

         12.8 RESTRICTIVE TRADE PRACTICES ACT. Notwithstanding any other provisions of this Agreement (or any other agreement which, together with this Agreement, may form part of an agreement for the purposes of the Restrictive Trade Practices Act 1976 (the "Act") (together the "RTPA Agreement")) each party hereto declares that it will not give effect, and will procure that none of its subsidiaries shall give effect, to any restriction or restrictions contained in the RTPA Agreement which cause the RTPA Agreement to be registrable under the Act until one day after particulars of the RTPA Agreement shall have been furnished to the Director General of Fair Trading.

         12.9 SELLER REPRESENTATIVE. Each Seller agrees that (i) all determinations made, or actions taken, by the Seller Representative in the manner contemplated hereunder shall be conclusive and binding on such Seller,
(ii) the conclusive and binding nature of any determination made, or action taken, by a Seller Representative will not be affected by any determination made, or action taken, by any subsequent Seller Representative and (iii) there may be only one Seller Representative at any given time.

         12.10 INTERPRETATION. In this Agreement any statement qualified by the expression "to the best of the Sellers' knowledge" or "so far as the Sellers are aware" or any similar expression shall be deemed to include an additional statement that it has been made after due and careful inquiry of the officers of the Company and the Subsidiaries.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                             SITEL CORPORATION


                             By: /s/ Michael P. May
                                 ------------------------------------
                                  Name: Michael P. May
                                  Title: Executive Vice President


                             MERIT GROUP NV


                             By: /s/ Henk P. Kruithof
                                 ------------------------------------
                                  Name: Henk P. Kruithof
                                  Title:


                             BURMEL HOLDINGS NV


                             By: /s/ Henk P. Kruithof
                                 ------------------------------------
                                  Name: Henk P. Kruithof
                                  Title:


                             /s/ Ray F. Pipe
                             ----------------------------------------
                             Ray F. Pipe


                             /s/ P.L.R. Godfrey
                             ----------------------------------------
                             Peter L.R. Godfrey


                             /s/ AJ Tillard, by his attorney, PLR Godfrey
                             ---------------------------------------------
                             Andrew J. Tillard


                             /s/ MJ Shields, by his attorney, PLR Godfrey
                             ---------------------------------------------
                             Martin J. Shields

                             /s/ MEO Bilton, by her attorney, PLR Godfrey
                             ---------------------------------------------
                             M.E.O. Bilton


                             /s/ KM Mather, by her attorney, PLR Godfrey
                             ----------------------------------------------
                             K.M. Mather


                             /s/ JC White, by his attorney, PLR Godfrey
                             ----------------------------------------------
                             J.C. White


                             /s/ G. Hurley, by his attorney, PLR Godfrey
                             ---------------------------------------------
                             G. Hurley


                             /s/ T.A. Fitzherbert, by his attorney, PLR Godfrey
                             --------------------------------------------------
                             The Hon. T.A. Fitzherbert